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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Lily ICOS LLC:

We consent to incorporation by reference in the registration statements (Nos. 33-48401, 33-80680, 33-64762, 333-08485 and 333-78315) on Form S-8 of ICOS
Corporation of our report dated January 26, 2001 relating to the balance sheets of Lilly ICOS LLC (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, comprehensive operations, members' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2000, the period from October 2, 1998 (inception) to December 31, 1998 and the period from October 2, 1998 (inception) to December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of ICOS Corporation.


/s/ KPMG LLP

Seattle, Washington
March 29, 2001